Exhibit 10.37
Execution Version
ORIGEN FINANCIAL, INC.
ORIGEN FINANCIAL LLC
27777 Franklin Road
Suite 1700
Southfield, Michigan 48034
May 1, 2009
Mr. Peter Scherer
Chief Operating Officer
Origen Financial, Inc.
27777 Franklin Road
Suite 1700
Southfield, Michigan 48034
Dear Peter,
     Origen Financial, Inc. (“Parent”), Origen Financial, LLC ( “Company”) and you (“Executive”) are parties to that certain Employment Agreement dated December 28, 2006 and amended July 1, 2008 (the “2006 Employment Agreement”). The 2006 Employment Agreement is scheduled to expire in accordance with its terms on October 7, 2009. This letter agreement (the “2009 Agreement”) is entered into effective as of April 4, 2009 (the “Effective Date”) and is intended to reflect and memorialize the agreements made among Parent, Company and Executive regarding Executive’s employment under the 2006 Employment Agreement.
     1. Background. Parent, Company and Executive each acknowledges that pursuant to the Company’s Asset Disposition and Management Plan, which was approved by Parent’s shareholders in June, 2008, and subsequently implemented by Parent and Company, the nature of the business of Parent and Company has changed dramatically during 2008, including: (1) the sale of the Company’s unsecuritized loan portfolio; (2) the sale of the Company’s servicing assets and platform; (3) the sale of certain bond assets; (4) the refinancing of the Company’s senior debt; (5) the sale of the Company’s origination platform; and (6) the downsizing of the Parent’s and Company’s workforce from over 300 employees to approximately 23 current employees with the expectation that the employee force will normalize at 8 employees with several consultants by the third quarter of 2009.

     2. Termination of Employment. In light of the dramatic changes to Parent’s and Company’s business and consequential changes in their need for management services, Parent, the Company and Executive each hereby agrees that Executive’s employment under the 2006 Employment Agreement hereby is terminated on the Effective Date. All provisions of the 2006 Employment Agreement, with the exception of Sections 10, 13, 15, 16 and 17 of the 2006 Employment Agreement which shall survive in accordance with their respective terms, hereby are terminated and of no further force or effect, effective at the close of business on the day immediately preceding the Effective Date. From the Effective Date forward, all aspects of the employment and compensation agreements among Parent, Company and Executive will be governed by the surviving provisions of the 2006 Employment Agreement and by the provisions of this Agreement.
     3. Compensation and Other Payments. In respect of Executive’s service to Parent and the Company pursuant to the terms of the 2006 Employment Agreement, as modified by this agreement, Company will pay to Executive the following amounts:
     a. In recognition of Executive’s performance as Chief Operating Officer in preserving the Company’s and Parent’s assets during the difficult 2008 economic climate, the Board of Directors has granted, and the Company agrees to pay, to Executive a bonus of $150,000, to be paid on October 5, 2009.
     b. The termination of the 2006 Employment Agreement shall not in any way negate or relieve the Company’s obligation to pay Executive the $825,000 change-of-control payment which was earned in 2008 under the terms of the 2006 Employment Agreement and will be paid to Executive on July 1, 2009.
     c. The Company shall pay Executive a monthly severance payment of $25,000, payable in accordance with Company’s usual pay practices (and in any event no less frequently than monthly) from the Effective Date through March 31, 2010.
     d. The Company shall pay Executive a lump-sum severance payment in the amount of $400,000 on March 31, 2010.
     e. The Company shall pay Executive the amounts due him under the Company’s Capital Accumulation Plan in the amount of $280,000 on November 15, 2011.
     4. Cooperation in Future Matters. Executive hereby agrees that for a period of 18 months following the Effective Date (the “Term”) he shall cooperate with Company’s reasonable requests relating to matters that pertain to Executive’s previous employment by Company, including, without limitation, providing information or limited consultation as to such matters, participating in legal proceedings, investigations or audits on behalf of Company, or otherwise making himself reasonably available to Company for other related purposes. Any such cooperation shall be performed at scheduled times taking into consideration Executive’s other commitments, and Executive shall be compensated at a reasonable hourly or per diem rate to be agreed upon by the parties to the extent such cooperation is required on more than an occasional and limited basis. Executive shall not be required to perform such cooperation to the extent it conflicts with any requirements of exclusivity of services for another employer or otherwise, nor in any manner that in the good faith belief of Executive would conflict with his rights under or ability to enforce this Agreement.
     5. Indemnification for Future Acts. In respect of services provided and related acts taken by Executive on behalf of the Company or Parent after the Effective Date, the Company and Parent each hereby indemnifies Consultant to the full extent of the indemnities provided to officers and directors of the Company and Parent, respectively, under the applicable indemnification provisions of the Certificate of Formation of Company and the Certificate of Incorporation of the Parent, respectively, as each may be amended from time to time, and to the fullest extent permitted under Delaware law. Company agrees that, to the extent reasonably available, Consultant will be named as an additional insured under Company’s Directors’ and Officers’, Errors and Omissions and other similar insurance policies during the Term.
     If you agree that the provisions in this letter accurately and completely set forth our understandings and agreements with respect to your employment and compensation, please so acknowledge by signing and returning a copy of this letter agreement.

Sincerely,

/s/ Ronald A. Klein
Ronald A. Klein, CEO
ACKNOWLEDGED AND AGREED:

/s/ Peter Scherer
Peter Scherer

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